Exhibit 14.1

PARK Dental Partners, Inc.

Code of Ethics and Business Conduct

1.	Introduction.

a.	The Board of Directors of Park Dental Partners, Inc. (the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) to:

i.	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

ii.	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

iii.	promote compliance with applicable governmental laws, rules and regulations;

iv.	promote the protection of Company assets, including corporate opportunities and confidential information;

v.	promote fair dealing practices;

vi.	deter wrongdoing; and

vii.	ensure accountability for adherence to the Code.

b.	All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below.

2.	Honest and Ethical Conduct.

a.	The Company’s policy is to promote the highest standards of integrity by conducting its affairs honestly, ethically, and following the principal of “doing the right thing.”

b.	Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.	Conflicts of Interest.

a.	A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, may interfere, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

b.	Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

c.	Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3(d).

d.	Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Executive Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer with a written description of the activity and seeking the Chief Executive Officer’s written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Executive Officer.

Directors and executive officers may only seek determinations and prior authorizations or approvals from the Corporate Governance and Nominating Committee

4.	Compliance.

a.	Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

b.	Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Financial Officer.

c.	No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

i.	obtain profit for himself or herself; or

ii.	directly or indirectly “tip” others who might make an investment decision on the basis of that information.

Each director, officer and employee should read this Section 4 in conjunction with the Company’s Insider Trading Policy.

5.	Disclosure.

a.	The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

b.	Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s Chief Financial Officer, as well as the Company’s independent public accountants and counsel.

c.	Each director, officer and employee who is involved in the Company’s disclosure process must:

i.	be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

ii.	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.	Protection and Proper Use of Company Assets.

a.	All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

b.	All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

c.	The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.	Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends, family members, or other third parties) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends, family members, or other third parties). In addition, no director, officer or employee may compete with the Company or serve as an officer, director or maintain any other relationship with a company that competes with the Company.

8.	Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9.	Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice. Directors, officers and employees should follow the principal of doing the right thing when dealing with others inside or outside the Company rather than taking an action that is expedient or offers short term advantage at long term harm.

10.	Reporting and Enforcement.

a.	Reporting and Investigation of Violations.

i.	Actions prohibited by this code involving directors or executive officers must be reported to the Corporate Governance and Nominating Committee.

ii.	Actions prohibited by this code involving any other person must be reported to the reporting person’s supervisor or Chief Executive Officer. After receiving a report of an alleged prohibited action, the Corporate Governance and Nominating Committee, the relevant supervisor or Chief Executive Officer must promptly take all appropriate actions necessary to investigate.

iii.	All directors, officers and employees are expected to cooperate in internal investigations of misconduct.

b.	Enforcement.

i.	The Company must ensure prompt and consistent action against violations of this Code.

ii.	If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the Chief Executive Officer. The Chief Executive Officer will immediately report such violation to the Corporate Governance and Nominating Committee.

iii.	If, after investigating a report of an alleged prohibited action by a director, executive officer, or employee, the Corporate Governance and Nominating Committee determines that a violation of this Code has occurred, the Corporate Governance and Nominating Committee will report such determination to the Board of Directors.

iv.	Upon receipt of a determination that there has been a violation of this Code, the Board of Directors (in the case of a violation by a director or executive officer), or Chief Executive Officer (in the case of a violation by any other persons) will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

c.	Waivers.

i.	The Board of Directors may, in its discretion, waive any violation of this Code.

ii.	Any request of or by the Chief Executive for such a waiver must be reported to the Corporate Governance and Nominating Committee within twenty four hours.

iii.	Any waiver granted for a director or an executive officer shall be disclosed as required by SEC rules and any rules and regulations or the primary exchange on which the Company’s securities trade.

d.	Prohibition on Retaliation.

It is the Company’s policy not to allow retaliation against any director, officer or employee for reports made by such person in good faith regarding acts of misconduct or suspected violations of this Code.